EVERMORE FUNDS TRUST
FIRST AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT

       THIS FIRST AMENDMENT dated as of the 1st day of August, 2011, to the Fund Accounting Servicing Agreement (the “Agreement”) dated as of December 2, 2009, is entered into by and between EVERMORE FUNDS TRUST, a Massachusetts trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

EVERMORE FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Eric LeGoff	By: /s/ Michael R. McVoy
Name: Eric LeGoff	Name: Michael R. McVoy
Title: CEO	Title: Executive Vice President

8/2011	1

Amended Exhibit B to the Fund Accounting Servicing Agreement
Evermore Funds Trust

FUND ACCOUNTING SERVICES FEE SCHEDULE at August 1, 2011

Annual Fund Accounting Fee Per Fund*
$______ base fee on the first $______ million plus
______ basis points on the next $______ million
______ basis points on the next $______ million
______ basis point on balance above $______ million

Advisor Information Source Web Portal
▪  $______/fund per month
▪  $______ /fund per month for clients using an external administration service
▪  Specialized projects will be analyzed and an estimate will be provided prior to work being performed

Chief Compliance Officer Support Fee*
▪  $______ /year

Out-Of-Pocket Expenses
Including but not limited to pricing services, international corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.

Additional Services
▪  Additional base fee of $______ for each additional class

NOTE: All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

8/2011	2

Amended Exhibit B (continued)
to the
Fund Accounting Servicing Agreement – Evermore Funds Trust

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at August 1, 2011

Out-Of-Pocket Expenses
▪  Pricing Services
        −  $______ Domestic and Canadian Equities/Options
        −  $______ Corp/Gov/Agency Bonds/International Equities/Futures
        −  $______ CMOs/Municipal Bonds/Money Market Instruments/International Bonds
        −  $______ /Fund per Day - Bank Loans
        −  $______ /Fund per Day - Credit Default Swaps
        −  $______ /Fund per Day - Basic Interest Rate Swaps
        −  $______ /Fund per Month - Mutual Fund Pricing
        −  $______ /Foreign Equity Security per Month for Corporate Action Service
        −  $______ /Month Manual Security Pricing (>10/day)
▪  Factor Services (BondBuyer)
        −  $______ /CMO/Month
        −  $______ /Mortgage Backed/Month
        −  $______ /Month Minimum/Fund Group
▪  Fair Value Services (FT Interactive)
        −  $______ on the First 100 Securities/Day
        −  $______ on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service.  Alternative source costs may vary.

8/2011	3